For Immediate Release
Thursday, October 6, 2016
Contact: Ryan Hornaday, EVP/CFO & Treasurer
rhornaday@emmis.com
317.266.0100

Emmis Announces Second Quarter Earnings

Indianapolis... Emmis Communications Corporation (NASDAQ: EMMS) today announced results for its second fiscal quarter, ending August 31, 2016.

Emmis’ radio net revenues for the second fiscal quarter were down 3.3%, from $47.6 million to $46.0 million. Per Miller Kaplan reporting, which excludes barter and syndication revenues, Emmis radio revenues were down 3.8% in markets up 1%.
For the second fiscal quarter, operating income declined to $4.9 million from $9.9 million in the same quarter of the prior year, partially due to a $3.0 million noncash impairment charge related to Digonex intangibles.
Publishing net revenues were down 13.5% in the second fiscal quarter, from $14.6 million to $12.6 million.
On August 18, the Company announced that it was exploring strategic alternatives for its publishing division, excluding Indianapolis Monthly magazine. The Company also announced it was exploring strategic alternatives for its Terre Haute radio stations and WLIB-AM in New York.
“Across the board, this was a difficult quarter,” said Jeff Smulyan, Chairman & CEO of Emmis. “Third quarter radio revenues are currently pacing flat to the prior year. We are hopeful that we will see political advertising tailwinds strengthen as we move through October. We are increasing marketing spend at some of our largest brands to boost ratings and to give us a competitive advantage.”

“NextRadio continues to make progress on multiple fronts,” Smulyan continued. “NextRadio-compatible Samsung Galaxy S7, S7 Edge and Note 7 smartphones are now available across all carriers, and an industry marketing campaign has begun to promote this to consumers. NextRadio continues to grow its geographic footprint and is now available in Mexico, Canada and Peru.

“Lastly, there is marked and deserved interest in our magazines, and while it is early in the process, I’m optimistic about the reaction to these marquee brands,” Smulyan concluded.
A conference call regarding earnings will be hosted today at 9 a.m. Eastern by dialing 1-517-623-4891. Questions may be submitted via email to ir@emmis.com. A playback of the call will be available until 6 p.m. Eastern on Thursday, October 20 by dialing 1-402-998-1734.

Emmis has included supplemental station operating expenses and certain other financial data on its website, www.emmis.com under the “Investors” tab.

Emmis generally evaluates the performance of its operating entities based on station operating income. Management believes that station operating income is useful to investors because it provides a meaningful comparison of operating performance between companies in the industry and serves as an indicator of the market value of a group of stations or publishing entities. Station operating income is generally recognized by the broadcast and publishing industries as a measure of performance and is used by analysts who report on the performance of broadcasting and publishing groups. Station operating income does not take into account Emmis' debt service requirements and other commitments, and, accordingly, station operating income is not necessarily indicative of amounts that may be available for dividends, reinvestment in Emmis' business or other discretionary uses.

Station operating income is not a measure of liquidity or of performance, in accordance with accounting principles generally accepted in the United States, and should be viewed as a supplement to, and not a substitute for, our results of operations presented on the basis of accounting principles generally accepted in the United States. Operating Income is the most directly comparable financial measure in accordance with accounting principles generally accepted in the United States.

Moreover, station operating income is not a standardized measure and may be calculated in a number of ways. Emmis defines station operating income as revenues net of agency commissions and station operating expenses, excluding depreciation, amortization and non-cash compensation. A reconciliation of station operating income to operating income is attached to this press release.

The information in this news release is being widely disseminated in accordance with the Securities & Exchange Commission's Regulation FD.

Emmis Communications - Great Media, Great People, Great Service®
About Emmis Communications
Emmis Communications Corporation is a diversified media company, principally focused on radio broadcasting. Emmis owns 19 FM and 4 AM radio stations in New York, Los Angeles, St. Louis, Austin (Emmis has a 50.1% controlling interest in Emmis’ radio stations located there), Indianapolis and Terre Haute, IN. Emmis also developed and licenses TagStation®, a cloud-based software platform that allows a broadcaster to manage album art, metadata and enhanced advertising on its various broadcasts, and developed NextRadio®, a smartphone application that marries over-the-air FM radio broadcasts with visual and interactive features on smartphones.

Note: Certain statements included in this press release which are not statements of historical fact, including but not limited to those identified with the words “expect,” “will” or “look” are intended to be, and are, by this Note, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others:
•general economic and business conditions;
•fluctuations in the demand for advertising and demand for different types of advertising media;
•our ability to service our outstanding debt;
•competition from new or different technologies;

•
increased competition in our markets and the broadcasting industry including our competitors changing the format of a station they operate to more directly compete with a station we operate in the same market;

•our ability to attract and secure programming, on-air talent, writers and photographers;
•inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;
•increases in the costs of programming, including on-air talent;
•inability to grow through suitable acquisitions or to consummate dispositions;
•changes in audience measurement systems
• new or changing regulations of the Federal Communications Commission or other governmental agencies;
• war, terrorist acts or political instability; and
• other factors mentioned in documents filed by the Company with the Securities and Exchange Commission.

Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise

EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited, amounts in thousands, except per share data)

	Three months ended August 31,		Six months ended August 31,
	2016	2015	2016	2015
OPERATING DATA:
Net revenues:
Radio	$45,972	$47,562	$88,671	$90,155
Publishing	12,619	14,592	25,711	30,117
Emerging Technologies	183	328	394	663
Total net revenues	58,774	62,482	114,776	120,935
Station operating expenses excluding depreciation and amortization expense:
Radio	31,661	31,880	58,936	60,573
Publishing	12,959	14,038	26,437	29,247
Emerging Technologies	2,371	1,816	4,607	3,457
Total station operating expenses excluding depreciation and amortization expense	46,991	47,734	89,980	93,277
Corporate expenses excluding depreciation and amortization expense	2,453	3,487	5,497	7,306
Depreciation and amortization	1,282	1,403	2,614	2,853
Impairment loss on intangible assets	2,988	—	2,988	—
Loss on disposal of assets	125	—	125	—
Operating income	4,935	9,858	13,572	17,499
Interest expense	(4,758)	(4,945)	(9,448)	(9,491)
Other income, net	89	828	132	838
Income before income taxes	266	5,741	4,256	8,846
Provision for income taxes	664	826	1,339	1,773
Consolidated net (loss) income	(398)	4,915	2,917	7,073
Net (loss) income attributable to noncontrolling interests	(733)	521	(104)	1,154
Net income attributable to the Company	$335	$4,394	$3,021	$5,919

Basic net income per common share	$0.03	$0.40	$0.25	$0.54
Diluted net income per common share	$0.03	$0.37	$0.25	$0.50

Basic weighted average shares outstanding	12,047	10,950	11,922	10,884
Diluted weighted average shares outstanding	12,299	11,813	12,043	11,847

OTHER DATA:
Station operating income (See below)	$11,980	$15,269	$25,330	$28,903
Cash (refund from) paid for income taxes, net	(4)	—	112	216
Cash paid for interest	4,077	4,092	7,943	8,413
Capital expenditures	309	860	711	1,281

	Three months ended August 31,		Six months ended August 31,
	2016	2015	2016	2015
Noncash compensation by segment:
Radio	$133	$371	$400	$841
Publishing	45	129	99	357
Emerging Technologies	19	21	35	47
Corporate	463	1,140	982	2,520
Total	$660	$1,661	$1,516	$3,765

COMPUTATION OF STATION OPERATING INCOME:
Operating income	$4,935	$9,858	$13,572	$17,499
Plus: Depreciation and amortization	1,282	1,403	2,614	2,853
Plus: Corporate expenses	2,453	3,487	5,497	7,306
Plus: Station noncash compensation	197	521	534	1,245
Plus: Impairment loss on intangible assets	2,988	—	2,988	—
Plus: Loss on disposal of assets	125	—	125	—
Station operating income	$11,980	$15,269	$25,330	$28,903

SELECTED BALANCE SHEET INFORMATION:	August 31, 2016	February 29, 2016
Total Cash and Cash Equivalents	$5,694	$4,456
Credit Agreement Debt	$185,268	$184,762
98.7FM Nonrecourse Debt	$62,740	$65,411